Exhibit 16.1

May 23, 2023

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, DC 20549-7561

Ladies and Gentlemen:

We have read the statements made by Genesis Growth Tech Acquisition Corp. (the “Company”), our former client, pursuant to Item 4.02, Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review, of the Current Report on Form 8-K/A dated May 23, 2023, with a report date of May 22, 2023. We have the following responses:

1.	In a letter dated May 15, 2023 (copy attached), Citrin Cooperman & Company, LLP informed the Company that it cannot continue to be associated with the following financial statements:

a.	Financial statements of the Company as of December 31, 2021 and for the period from March 17, 2021 (inception) through December 31, 2021 (audit report dated April 15, 2022).

b.	Unaudited condensed financial statements contained in the Company’s Quarterly Reports on Form 10-Q and/or Form 10-Q/A for the fiscal periods ended March 31, 2022, June 30, 2022, and September 30, 2022 (review report dated September 23, 2022 in connection with Citrin Cooperman & Company, LLP’s review of the Company’s condensed balance sheet as of June 30, 2022 and the related condensed statements of operations and changes in shareholder’s deficit for the three-month periods ended June 30, 2022 and 2021, and for the six-month period ended June 30, 2022 and for the period from March 17, 2021 (inception) through June 30, 2021, and the condensed statements of cash flow for the six-month period ended June 30, 2022 and for the period from March 17, 2021 (inception) through June 30, 2021.)

Citrin Cooperman & Company, LLP’s May 15, 2023 letter was not appropriately referenced by the Company in its Form 8-K/A dated May 23, 2023 with a report date of May 22, 2023.

2.	We disagree with the statement in the first paragraph of Item 4.01 of the Form 8-K/A that this was an “inadvertent error” as it is inconsistent with information obtained from the Company during our audit and timely interim reviews as further outlined in Citrin Cooperman & Company, LLP’s May 15, 2023 letter.

3.	We disagree with the statement in the fourth paragraph of Item 4.01 of the Form 8-K/A stating that the Company will work with “its … predecessor auditing firm(s) to restate and correct the financial statements for the affected periods.” Citrin Cooperman & Company, LLP resigned as the independent registered public accounting firm of the Company on April 12, 2023, and, on May 15, 2023, issued its letter in connection with non-reliance on the Company’s previously issued financial statements. Citrin Cooperman & Company, LLP will no longer be associated with the Company and will not work with the Company to restate and/or correct any financial statements.

4.	We have no basis to agree or disagree with any other statements made in Item 4.02 and/or Item 8.01, Other Events, of the Form 8-K/A.

/s/ CITRIN COOPERMAN & COMPANY, LLP